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Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

August 21, 2015

Commissioners:

We have read the statements made by Forward Funds (copy attached),  which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Forward Funds dated June 30, 2015. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ Pricewaterhouse Coopers LLP

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PricewaterhouseCoopers LLP, Three Embarcadero Center, San Francisco, CA 94111-4004

T: (415) 498 5000, F: (415) 498 7100, www.pwc.com/us